Exhibit 99.1

Filed by: ThermoGenesis Corp.

Pursuant to Rule 425 under the Securities Act of 1933

Subject Company: ThermoGenesis Corp.

Commission File No.: 333-192210

February 7, 2014

URGENT REQUEST
VOTE YOUR PROXY IN FAVOR OF THE MERGER!

Dear Fellow Stockholder:

We have previously mailed proxy materials to you regarding the Special Meeting of Stockholders, to be held on February 13, 2014 at 10:00 a.m., local time.  According to our latest records, your PROXY VOTE for this meeting HAS NOT BEEN RECEIVED.  The stockholder meeting is to approve the proposed Merger Agreement and related merger with TotipotentRX Corporation.

WE NEED YOUR SUPPORT!  Approval of this merger requires an affirmative vote from a majority of the outstanding shares.  Only affirmative votes are counted FOR the merger. Therefore, NON-votes have the same effect as votes cast against the merger. Thus, if you do not vote, it is as if you are opposing this merger. Please take a moment to cast your vote FOR the merger now.

Your broker allows you to vote your shares telephonically or via the internet if you wish.  Follow the instructions on the enclosed voting form to cast your ballot. Remember, your broker cannot vote your shares until you instruct him or her to do so.

Your board of directors has unanimously recommended that shareholders vote in support of the merger.  In addition, two leading independent, third-party research and proxy advisory firms – Institutional Shareholder Services (ISS) and Glass Lewis – have endorsed the board’s position and both recommend that stockholders vote in support of the merger.

You may vote following one of the following methods:

•	Call the toll-free number on the voting form included in this package. Using your 12-digit control number located on the voting form, cast your ballot.

•	Vote over the internet at www.proxyvote.com using the 12-digit control number located on the voting form.

•	Complete, sign and date the enclosed voting form and mail it back in the postage-paid overnight priority envelope which is provided, so that it is received prior to the meeting date.

If you need assistance voting your shares or have any questions regarding the proposed Merger Agreement and related merger, please contact our proxy solicitor, Georgeson Inc., toll-free at (866) 203-9401.

Thank you, in advance, for your prompt attention to this very important matter.

Sincerely,

/s/ Matthew Plavan
Matthew Plavan
Chief Executive Officer

Cautionary Statement

This document contains forward-looking statements. Such forward-looking statements include but are not limited to that the proposed merger will be consummated and that the resulting company will be able to become a fully integrated regenerate medicine company, to provide practical, commercializable cell therapies, to rapidly and cost-efficiently develop new clinical trial, to be positioned to commercialize in both developed and emerging markets and to create significant stockholder value. These statements involve risks and uncertainties that could cause actual outcomes to differ materially from those contemplated by the forward-looking statements. Several factors including the timing of proposed merger, the efficiency of integrating two companies, timing of FDA and foreign regulatory approvals as to products, changes in customer forecasts, our ability to meet customers’ purchase order and quality requirements, supply shortages, production delays, changes in the markets for customers’ products, introduction timing and acceptance of our new products scheduled for fiscal year 2014, and introduction of competitive products and other factors beyond our control could result in a materially different revenue outcome and/or in our failure to achieve the revenue levels we expect for fiscal 2014. A more complete description of these and other risks that could cause actual events to differ from the outcomes predicted by our forward-looking statements is set forth under the caption “Risk Factors” in our proxy statement/prospectus/consent solicitation and other reports we file with the SEC from time to time, and you should consider each of those factors when evaluating the forward-looking statements.

Additional Information and Where to Find It

In connection with the merger, ThermoGenesis has filed a registration statement (including a prospectus) on Form S-4 (File No. 333-19210) with the Securities and Exchange Commission. Holders of ThermoGenesis common stock and TotipotentRX Corporation common stock are urged to read the proxy statement/prospectus/consent solicitation and any other relevant documents because it contains important information about ThermoGenesis, TotipotentRX and the merger. A proxy statement has been sent to holders of our Common Stock and a proxy statement/prospectus/consent solicitation has been sent to holders of TotipotentRX Corporation common stock. The proxy statement/prospectus/consent solicitation and other documents relating to the proposed merger can be obtained free of charge from the SEC’s website at www.sec.gov. These documents can also be obtained free of charge from ThermoGenesis upon written request to ThermoGenesis, Investor Relations, 2711 Citrus Road Rancho Cordova, CA 95742. ThermoGenesis and its directors and executive officers may be deemed to be participants in ThermoGenesis’ solicitation of proxies from its stockholders in connection with the proposed merger. Information regarding the participants and their security holdings can be found in ThermoGenesis’ proxy statement/prospectus/consent solicitation and Form 10-K for the year ended June 30, 2013, as amended, which are available from the SEC.

Non-Solicitation

This letter and the information contained herein shall not constitute an offer to sell, buy or exchange or the solicitation of an offer to sell, buy or exchange any securities, nor there any sale, purchase or exchange of securities in any jurisdiction in which such offer, solicitation, sale, purchase or exchange would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

How to Contact ThermoGenesis:
ThermoGenesis Corp.
Web site: http://www.thermogenesis.com
Contact: Investor Relations
+1-916-858-5107, or
ir@thermogenesis.com